Exhibit 10.1

SECOND AMENDMENT

TO THE
PACIFIC PREMIER BANCORP, INC.

AMENDED AND RESTATED 2012 LONG-TERM INCENTIVE PLAN

WHEREAS, Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”), maintains the Pacific Premier Bancorp, Inc. Amended and Restated 2012 Long-Term Incentive Plan, as amended effective as of May 31, 2017 (the “Plan”);

WHEREAS, pursuant to Article XIV of the Plan, the Board of Directors (the “Board”) of the Company may, by resolution, at any time amend the Plan with respect to any shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), or awards under the Plan which have not been granted;

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to amend the vesting provisions of awards in connection with a Change in Control (as defined in the Plan); and

WHEREAS, the Board has duly authorized the undersigned officer to carry out the foregoing.

NOW, THEREFORE, effective as of January 1, 2018, the Plan shall be and hereby is amended as follows:

Section 1.                                          Section 2.06 of the Plan shall be amended to insert “Plan or applicable Award” immediately before the word “Agreement” in the introductory clause of the second sentence so that the introductory clause in the second sentence reads:

“In the absence of any definition in the Award Agreement, “Change in Control” means the occurrence of any of the following events subsequent to the date of this Plan or applicable Award Agreement: …”

Section 2.                                          Section 2.14 of the Plan shall be amended to replace sub sections (i) and (ii) with the following:

“(i) a material diminution in the Participant’s annual base compensation, provided that, for purposes of this definition, a reduction in base compensation of 10% or less shall not be considered a material diminution, (ii) any material diminution in the Participant’s authority, duties, or responsibilities, or”

Section 3.                                          Section 8.01(c) shall be amended as follows:

“Accelerated Vesting Upon a Change in Control.  Notwithstanding the general rule described in subsection (a) hereof, all of a Participant’s Options shall become immediately vested and exercisable upon the Participant’s termination without Cause or resignation with Good Reason, provided such termination or resignation occurs within two (2) years following a Change in Control, except as determined in the sole discretion of the Committee and set forth in an applicable Award Agreement.”

Section 4.                                          Section 8.01(d) shall be hereby deleted.

Section 5.                                          The second paragraph of Section 9.01 shall be replaced with the following:

“A Participant’s Restricted Stock Award shall immediately vest upon (i) the Participant’s termination without Cause or resignation with Good Reason, provided such termination or resignation occurs within two (2) years following a Change in Control, (ii) the Participant’s death while in the employ of the Company, or (iii) the Participant’s termination of employment with the Company as a result of Disability, in each case except as determined in the sole discretion of the Committee and set forth in an applicable Award Agreement.”

Section 6.                                          The second paragraph of Section 10.01 shall be replaced with the following:

“A Participant’s Restricted Stock Unit Award shall immediately vest upon (i) the Participant’s termination without Cause or resignation with Good Reason, provided such termination or resignation occurs within two (2) years following a Change in Control, (ii) the Participant’s death while in the employ of the Company, or (iii) the Participant’s termination of employment with the Company as a result of Disability, in each case except as determined in the sole discretion of the Committee and set forth in an applicable Award Agreement.”

Section 7.                                          The second paragraph of Section 11.02 shall be replaced with the following:

“A Participant’s SAR Award shall immediately vest upon (i) the Participant’s termination without Cause or resignation with Good Reason, provided such termination or resignation occurs within two (2) years following a Change in Control, (ii) the Participant’s death while in the employ of the Company, or (iii) the Participant’s termination of employment with the Company as a result of Disability, in each case except as determined in the sole discretion of the Committee and set forth in an applicable Award Agreement.  Each SAR may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.  The SAR may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate.  The vesting provisions of individual SAR may vary. No SAR may be exercised for a fraction of a share of Common Stock.  The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any SAR upon the occurrence of a specified event.”

Section 8.                                          Except as expressly modified or varied by this Amendment, all of the terms, covenants and conditions of the Plan shall remain in full force and effect. If there is a conflict between the provisions of the Plan and the provisions of this Second Amendment, then the provisions of this Second Amendment shall control. This Second Amendment shall be binding upon, and inure to the benefit of, the respective successors and assigns of the Company and Participants (as defined in the Plan).

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed by its duly authorized officer this 15th day of November, 2017.

PACIFIC PREMIER BANCORP, INC.

By:	/s/ Steven R. Gardner
Steven R. Gardner, Chairman, President and Chief Executive Officer